Filed Pursuant to Rule 424(b)(2)
Registration Number 333-203237

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.875% Notes due 2025	$500,000,000	$58,100
5.875% Notes due 2045	$1,500,000,000	$174,300

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 3, 2015)

U.S.$2,000,000,000

U.S.$500,000,000 3.875% Notes due 2025
U.S.$1,500,000,000 5.875% Notes due 2045

We are offering U.S.$500,000,000 aggregate principal amount of 3.875% notes due 2025 (the “2025 notes”) and U.S.$1,500,000,000 aggregate principal amount of 5.875% notes due 2045 (the “2045 notes”). The 2025 notes will bear interest at a rate of 3.875% per year, and the 2045 notes will bear interest at a rate of 5.875% per year. We will pay interest on each series of notes semi-annually in arrears on April 23 and October 23 of each year, beginning on October 23, 2015. The 2025 notes will mature on April 23, 2025, and the 2045 notes will mature on April 23, 2045. We refer to both series of notes offered hereby collectively as our “notes.”

The notes will constitute our general unsecured obligations and the series of notes will rank pari passu with each other and will rank pari passu in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables.

We may, at our option, at any time, redeem some or all of the notes by paying the greater of the principal amount of the notes to be redeemed and the applicable “make-whole” amount, plus in each case, accrued interest to the redemption date. See “Description of the Notes — Optional Redemption.”

Investing in the notes involves risks, including those described in the “Risk Factors” section on page S-10 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 12 of our annual report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Application has been made to the Irish Stock Exchange plc (the “Irish Stock Exchange”) for the approval of this document as Listing Particulars (as defined below). Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and trading on the Global Exchange Market which is the exchange regulated market of the Irish Stock Exchange. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC.

	Per 2025 Note	Total		Per 2045 Note	Total
Initial public offering price	99.459%	U.S.$	497,295,000	98.833%	U.S.$	1,482,495,000
Underwriting discount	0.300%	U.S.$	1,500,000	0.400%	U.S.$	6,000,000
Price to underwriters/Proceeds, before expenses	99.159%	U.S.$	495,795,000	98.433%	U.S.$	1,476,495,000

Price: The initial public offering price plus accrued interest, if any, from April 23, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A/N.V., on or about April 23, 2015.

Joint Lead Managers and Joint Bookrunners

Credit Suisse		Morgan Stanley
Joint Bookrunners
BofA Merrill Lynch	HSBC	UBS Investment Bank

The date of this prospectus supplement is April 20, 2015.

The Company has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the notes.

This document supplements, and should be read in conjunction with, the prospectus dated April 3, 2015, relating to the registered offering of certain securities by Southern Copper Corporation, all of which together constitute the “Listing Particulars” relating to the notes.

Prospectus Supplement

Prospectus

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time senior or subordinated debt securities and common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the

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accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described in the section entitled “Documents Incorporated by Reference” in the accompanying prospectus before investing in the notes.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any free-writing prospectuses we prepare. To the best of our knowledge and belief the information contained in this prospectus supplement and the documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither we nor the underwriters are making any recommendation that you purchase the notes, and no one has been authorized by us or the underwriters to make any such recommendation. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since the date hereof.

In connection with this offering, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes stabilizing and short-covering transactions in the notes, and the imposition of a penalty bid during and after this offering of the notes. Such stabilization, if commenced, may be discontinued at any time. For a description of these stabilization activities, see “Underwriting.”

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) the notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any Member State of the European Economic Area (“EEA”) that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the EEA of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer (other than Permitted Public Offers) of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and trading on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange. We expect the total fees and expenses in connection with the admission of the notes to trading on the Global Exchange Market to be approximately €5,000.

Purchasers’ representation

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and
(b)	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member

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State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of underwriters has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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SUMMARY INFORMATION

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents.

Throughout the remainder of this prospectus supplement, except as otherwise indicated, references to “Southern Copper,” “we,” “us,” “our,” “SCC” and the “Company” refer collectively to Southern Copper Corporation and its consolidated subsidiaries. Unless stated otherwise, references herein to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars.

Southern Copper Corporation

We are one of the largest integrated copper producers in the world. We produce copper, molybdenum, zinc and silver. All of our mining, smelting and refining facilities are located in Peru and Mexico and we conduct exploration activities in those countries and in Argentina, Chile and Ecuador. Our operations make us one of the largest mining companies in Peru and Mexico. We believe we have the largest copper reserves in the world. We were incorporated in Delaware in 1952 and have conducted copper mining operations since 1960. Since 1996, our common stock has been listed on both the New York and Lima Stock Exchanges.

Our Peruvian copper operations involve mining, milling and flotation of copper ore to produce copper concentrates and molybdenum concentrates; the smelting of copper concentrates to produce anode copper; and the refining of anode copper to produce copper cathodes. As part of this production process, we also produce significant amounts of molybdenum concentrate. Our precious metals plant at the Ilo refinery produces refined silver and gold, as well as other materials. Additionally, we produce refined copper using solvent extraction/electrowinning (“SX-EW”) technology. We operate the Toquepala and Cuajone mines high in the Andes Mountains, approximately 860 kilometers southeast of the city of Lima, Peru. We also operate a smelter and refinery west of the Toquepala and Cuajone mines in the coastal city of Ilo, Peru.

Our Mexican operations are conducted through our subsidiary, Minera Mexico, S.A. de C.V. (“Minera Mexico”), which we acquired in 2005. Minera Mexico engages primarily in the mining and processing of copper, molybdenum, zinc, silver, gold and lead. Minera Mexico operates through subsidiaries that are grouped into three separate units. Mexicana de Cobre, S.A. de C.V. (together with its subsidiaries) operates La Caridad, an open-pit copper mine, a copper ore concentrator, a SX-EW plant, a smelter, a refinery and a rod plant. The La Caridad refinery has a precious metals plant which produces refined silver and gold as well as other materials. Operadora de Minas e Instalaciones Mineras, S.A. de C.V. operates Buenavista, formerly named Cananea, an open-pit copper mine, which is located at the site of one of the world’s largest copper ore deposits, a copper concentrator and three SX-EW plants. Industrial Minera Mexico, S.A. de C.V. (together with its subsidiaries) operates five underground mines that produce zinc, lead, copper, silver and gold, a coal mine and a zinc refinery.

We utilize modern, state-of-the art mining and processing methods, including global positioning systems and computerized mining operations. Our operations have a high level of vertical integration that allows us to manage the entire production process, from the mining of the ore to the production of refined copper, copper rod and other products and most related transport and logistics functions, using our own facilities, employees and equipment.

The sales prices for our products are largely determined by market forces outside of our control. Our management, therefore, focuses on cost control and production enhancement to remain profitable. We endeavor to achieve these goals through capital spending programs, exploration efforts and cost reduction programs. Our focus is to remain profitable during periods of low copper prices and on maximizing results in periods of high copper prices.

Our principal executive offices are located at 1440 E. Missouri Avenue Suite 160, Phoenix, Arizona and our telephone number at that address is (602) 264-1375. Our website address is www.southerncoppercorp.com. The information on, or accessible through, our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

Recent Developments

Copper Sulfate Solution Spill

On August 6, 2014, an accidental spill of approximately 40,000 cubic meters of copper sulfate solution occurred at a leaching pond of the new SX-EW III plant at our Buenavista del Cobre mine in the State of Sonora, Mexico. The solution reached the Bacanuchi river, a tributary of the Sonora river. Our subsidiary Buenavista del Cobre, S.A. de C.V. (“BVC”) proceeded to notify the Mexican Federal Bureau of Environmental Protection (Procuraduría Federal de Protección al Ambiente; “PROFEPA”) of the incident and to take immediate action to contain the spill and to comply with all legal requirements.

The National Water Commission (Comisión Nacional del Agua; “CONAGUA”) and PROFEPA initiated administrative proceedings to determine whether or not the spill was the result of violations of environmental laws and to evaluate environmental damages. On August 19, 2014, PROFEPA announced the filing of a criminal complaint against BVC and those determined to be responsible for the environmental damages. The criminal complaint is in its procedural stages, and we are vigorously defending against it. On March 2, 2015, PROFEPA imposed administrative fines on BVC for an aggregate amount of approximately 30 million Mexican pesos. Additional sanctions may be imposed, including to cover the cost of clean-up and remediation of the contaminated sites, as well as for economic compensation to persons who provide evidence that they suffered direct damages from the spill.

On September 15, 2014, we executed an administrative agreement with PROFEPA, providing for the presentation to the Mexican Ministry of Environment and Natural Resources (Secretaría de Medio Ambiente y Recursos Naturales; “SEMARNAT”) of a remedial action program. The remediation program was submitted to SEMARNAT on November 27, 2014 and approved on January 6, 2015.

We also created a trust with Nacional Financiera, S.N.C., a Mexican development bank, acting as trustee, to serve as a vehicle to support environmental remedial actions in connection with the spill, to comply with the remedial action plan and to compensate for damages caused to persons adversely affected by the spill. We committed up to 2.0 billion Mexican pesos to the trust, of which approximately 1.0 billion Mexican pesos have already been contributed. A technical committee of the trust was created with representatives from the federal government, us and independent environmental experts to ensure the proper use of these resources. Along with the administrative agreement executed with PROFEPA, the trust serves as an alternative mechanism for dispute resolution to mitigate public and private litigation risks.

Independently of the execution of the administrative agreement with PROFEPA and the creation of the abovementioned trust, since the first day of the copper solution spill, we have taken actions to remediate the contaminated sites. On August 29, 2014, we hired more than 1,200 workers and environmental specialists to clean the river. We believe that most of the damage caused by the spill has been corrected.

As of December 31, 2014, we estimated the contingent liability resulting from this spill at U.S.$91.4 million (of which U.S.$16.4 million had been paid previous to the establishment of the trust, and approximately U.S.$74.9 million were deposited in the trust), and we made an environmental remediation provision in that amount, which we recorded as an operating expense in our 2014 year end results.

In addition to the administrative proceedings initiated by PROFEPA directly derived from the spill, CONAGUA and the Federal Commission for the Protection of Sanitary Risks (Comisión Federal para la Protección contra Riesgos Sanitarios; “COFEPRIS”) have initiated certain proceedings, not directly linked to the spill, to monitor our compliance with the applicable environmental and sanitary laws. We have also been served with three collective action lawsuits seeking damages for injuries related to the spill. We consider that these lawsuits are without merit and are vigorously defending against them.

We do not expect that the legal proceedings resulting from the spill, individually or in the aggregate, would have a material effect on our financial position or results of operations.

Tia Maria Project (Peru)

Our Tia Maria mine project in Peru has experienced a delay pending the resolution of certain differences with community groups. The Peruvian government is promoting a dialogue roundtable with the community groups that are opposed to our Tia Maria project for the resolution of these differences, which we expect will be settled soon. We believe that this mechanism will allow us to reach an agreement satisfactory to the community, the Peruvian government and us. Pending resolution of the issues, we expect to receive the construction permit for the Tia Maria mine project before the end of 2015.

Dividend

On January 29, 2015, we declared a dividend of U.S.$0.10 per share of common stock, which was paid on March 3, 2015, to our shareholders of record at the close of business on February 17, 2015.

Share Repurchase Program

On January 29, 2015 our Board of Directors approved a U.S.$1.0 billion increase in our share repurchase program. As a result of this increase, our authorized share repurchase program currently amounts to U.S.$3.0 billion, of which approximately U.S.$1.0 billion is available as of the date of this prospectus supplement.

First Quarter 2015 Financial Results

Our results for the first quarter of 2015 are not yet available as of the date of this prospectus supplement. We expect to finalize our condensed consolidated interim financial statements as of and for the three-month period ended March 31, 2015 (the “First Quarter 2015 Financial Statements”), after this offering is completed, and we expect to report our results to the Securities and Exchange Commission thereafter consistent with past practice.

Prices for copper, molybdenum and zinc were lower in the first quarter of 2015 than in the fourth quarter of 2014. Based on published prices on the London Metal Exchange, average prices in the first quarter were 12% lower for copper, 9% lower for molybdenum and 7% lower for zinc, compared to average prices in the fourth quarter of 2014. Average prices in the first quarter were 2% higher for both gold and silver than in the fourth quarter of 2014.

Based on preliminary information available as of the date of this prospectus supplement, our net sales for the first quarter of 2015, compared to the fourth quarter of 2014, were adversely affected by lower prices for copper, molybdenum and zinc and, to a lesser degree, by lower production and shipping delays resulting from heavy rains and high seas affecting our operations in Peru (substantially consistent with first-quarter weather conditions in previous years). Also based on preliminary information, the decline in margin and net income as a result of lower net sales was partially offset by lower operating cash cost per pound due to lower production cost and treatment and refining charges. Based on preliminary information, capital expenditures for the first quarter of 2015 were in line with our budgeted capital expenditures. Share repurchases in the first quarter of 2015 totaled approximately $370 million.

The information above is based on our reasonable estimates and preliminary information available as of the date of this prospectus supplement. Internal reviews and procedures necessary to complete our First Quarter 2015 Financial Statements are ongoing as of the date of this prospectus supplement.

We cannot ensure, therefore, that our First Quarter 2015 Financial Statements will be consistent with the trends and financial and operating performance shown in the financial information included in or incorporated by reference into this prospectus supplement, or that the results set forth in our First Quarter 2015 Financial Statements (or the market perception of such results) will not adversely affect the trading price of our securities. Our preliminary financial information for the three months ended March 31, 2015 has not been audited, reviewed or subject to any procedures by our independent auditors, and it is possible that auditor review may result in adjustments to the preliminary information discussed above.

Toquepala Expansion Project

On April 14, 2015, we received the approval from the Peruvian Ministry of Mining and Energy (Ministerio de Energía y Minas) to increase the production capacity of the Toquepala concentrator from 60,000 to 120,000 metric tons per day, which is expected to add to its production 100,000 tons of refined copper and 3,100 metric tons of molybdenum per year, commencing in 2017. Following the completion of this expansion project, we estimate that the copper production of Toquepala will reach 231,000 metric tons per year.

The Toquepala concentrator expansion project represents an investment of $1.2 billion. We estimate that this project will generate 2,200 jobs during the construction phase and 300 permanent jobs in Peru for the duration of its operation. This project will not require the use of additional fresh water and it is expected to allow for higher water recovery from the tailings facilities which, in turn, will be recycled for use in the concentration process.

THE OFFERING

Issuer
Southern Copper Corporation
Securities Offered
U.S.$500,000,000 aggregate principal amount of 3.875% notes due 2025.

U.S.$1,500,000,000 aggregate principal amount of 5.875% notes due 2045.

Price to Public
The 2025 notes: 99.459%, plus accrued interest, if any, from April 23, 2015.

The 2045 notes: 98.833%, plus accrued interest, if any, from April 23, 2015.

Issue Date
April 23, 2015
Maturity Date
The 2025 notes: April 23, 2025.

The 2045 notes: April 23, 2045.

Interest Rate
The 2025 notes: 3.875% per annum, payable semi-annually in arrears.

The 2045 notes: 5.875% per annum, payable semi-annually in arrears.

Interest Payment Dates
April 23 and October 23 of each year, commencing on October 23, 2015.
Optional Redemption
We may, at our option, at any time, redeem some or all of the notes by paying the greater of the principal amount of the notes to be redeemed and the applicable “make-whole” amount, plus in each case, accrued interest to the redemption date, as described under “Description of the Notes — Optional Redemption.”
Ranking
The notes will constitute our senior unsecured obligations and will rank pari passu in right of payment with all of our other present and future unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables. See “Description of the Notes — General.”
Further Issuances
We may from time to time, without notice to or consent of the holders of the notes, create and issue an unlimited principal amount of additional notes of the same series as any of the notes offered pursuant to this prospectus supplement.
Certain Covenants
The indenture relating to the notes contains certain covenants, including limitations on liens, limitations on sale and leaseback transactions, and limitations on consolidations, mergers, sales or conveyances. All of these limitations and restrictions are subject to a number of significant exceptions. See “Description of the Notes — Covenants.”

Change of Control
If we experience a Change of Control Triggering Event (as defined in the indenture governing the notes), we must offer to repurchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any. See “Description of the Notes — Covenants — Repurchase of Notes at the Option of Holders Upon a Change of Control Triggering Event.”
Book Entry; Form and Denominations
Each series of the notes will be issued in the form of one or more global notes without coupons, registered in the name of a nominee of The Depository Trust Company, or DTC, as depositary, for the accounts of its participants including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Notes in definitive certificated form will not be issued in exchange for the global notes except under limited circumstances. Each series of the notes will be issued in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. See “Description of the Notes — Form, Denomination and Title.”
Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including the financing of our capital expenditure program.
United States Federal Income Tax Consequences to Non-U.S. Holders
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “United States Federal Income Tax Consequences to Non-U.S. Holders.”
Governing Law
The notes and the indenture will be governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent
Wells Fargo Bank, National Association
Listing and Trading
We will apply to list the notes on the Global Exchange Market of the Irish Stock Exchange.
Irish Listing Agent
Arthur Cox Listing Services Limited
Risk Factors
See “Risk Factors” beginning on page S-10 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 12 of our annual report on Form 10-K for the fiscal year ended December 31, 2014, for a discussion of certain relevant factors you should carefully consider before deciding to invest in the notes.

Securities Codes
The notes will be assigned the following securities codes:

The 2025 notes:
CUSIP: 84265V AH8
ISIN: US84265VAH87

The 2045 notes:
CUSIP: 84265V AJ4
ISIN: US84265VAJ44

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the summary historical consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. We derived the following summary historical consolidated financial data as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 from our audited consolidated financial statements.

(U.S.$ in thousands except per share amount and financial ratios)

	Years Ended December 31,
Statement of Earnings Data	2014		2013		2012
Net sales	U.S.$	5,787,694	U.S.$	5,952,943	U.S.$	6,669,266
Operating income		2,232,840		2,532,112		3,108,883
Net income		1,337,938		1,624,181		1,941,372
Net income attributable to:
Non-controlling interest		4,965		5,664		6,740
Southern Copper Corporation		1,332,973		1,618,517		1,934,632
Per share amounts
Earnings basic and diluted		1.61		1.92		2.28
Dividends paid		0.46		0.68		4.06
	As of December 31,
Balance Sheet Data	2014		2013		2012
Cash and cash equivalents	U.S.$	363,970	U.S.$	1,672,695	U.S.$	2,459,488
Total assets		11,551,910		10,996,029		10,383,749
Total long-term debt, including current portion		4,206,031		4,204,915		4,213,863
Total liabilities		5,715,311		5,434,209		5,594,649
Total equity		5,836,599		5,561,820		4,789,100
	Years Ended December 31,
Statement of Cash Flows Data	2014		2013		2012
Cash provided from operating activities	U.S.$	1,355,893	U.S.$	1,857,224	U.S.$	2,003,962
Depreciation, amortization and depletion		444,971		395,970		325,743
Cash used for investing activities		(1,655,196)		(1,744,906)		(668,570)
Capital expenditures		(1,529,799)		(1,703,349)		(1,051,900)
Cash used for (provided from) financing activities		(1,064,470)		(865,329)		278,098
Dividends paid to common stockholders		(380,982)		(573,816)		(3,139,971)
	Years Ended December 31,
Financial Ratios	2014	2013	2012
Gross margin (1)	43.2%	45.1%	53.6%
Operating income margin (2)	38.6%	42.5%	46.6%
Net margin (3)	23.0%	27.2%	29.0%
Current assets to current liabilities	2.16	4.36	5.00
Net debt (4)/total capitalization (5)	39.7%	31.3%	26.8%
Ratio of earnings to fixed charges (6)	8.4x	9.8x	15.8x

(1)	Represents net sales less cost of sales (including depreciation, amortization and depletion), divided by net sales as a percentage.
(2)	Represents operating income divided by sales as a percentage.
(3)	Represents net income divided by net sales as a percentage.
(4)	Net debt is defined as total debt minus cash and cash equivalents balance. The following is the GAAP to non-GAAP reconciliation as of the dates indicated:

	As of December 31,
	2014		2013		2012
Total debt	U.S.$	4,206,031	U.S.$	4,204,915	U.S.$	4,213,863
Cash and cash equivalents balance		363,970		1,672,695		2,459,488
Net debt	U.S.$	3,842,061	U.S.$	2,532,220	U.S.$	1,754,375

(5)	Represents total debt plus equity. The following is the GAAP to non-GAAP reconciliation as of the dates indicated:
	As of December 31,
	2014		2013		2012
Capitalization:
Total debt	U.S.$	4,206,031	U.S.$	4,204,915	U.S.$	4,213,863
Equity		5,836,599		5,561,820		4,789,100
Total capitalization	U.S.$	10,042,630	U.S.$	9,766,735	U.S.$	9,002,963
(6)	Represents earnings divided by fixed charges. Earnings are defined as earnings before income taxes and before adjustment for income or loss from equity investees, plus distributed income of equity of investees, fixed charges and amortization of interest capitalized, less interest capitalized. Fixed charges are defined as the sum of interest expense without the discount of capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness

RISK FACTORS

Any investment in the notes involves risks. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer.

Risks Related to this Offering

We partially depend upon our subsidiaries to service our debt and the notes are structurally subordinated to the payment of the indebtedness of our subsidiaries.

We are the sole obligor on the notes. We derive a substantial portion of our revenue and cash flow from our subsidiaries and our ability to service our debt, including the notes, is substantially dependent upon the earnings of our subsidiaries. None of our subsidiaries will guarantee these notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets will be structurally subordinated to the claims of any subsidiary’s creditors, including trade creditors or holders of debt of those subsidiaries. As a result, the notes are structurally subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries and effectively subordinated to all of our existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of December 31, 2014, the indebtedness of our subsidiaries that is structurally senior to the notes was U.S.$51.1 million, none of which was secured. Any future subsidiary debt or obligation, whether or not secured, will have priority over the notes.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness, which could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.

We may issue additional notes.

Under the terms of the indenture that governs each series of the notes, including the notes offered hereby, we may from time to time without notice to, or the consent of, the holders of the applicable series of notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

Our credit ratings may not reflect all risks of an investment in the notes and may be lowered, suspended or withdrawn by the rating agencies.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors that influence the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The credit ratings of the notes may change after issuance. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies. We cannot assure you that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in the judgment of such rating agencies, circumstances so warrant. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price and marketability of the notes.

There is no public market for the notes.

The notes are new securities for which there currently is no established trading market. We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans. Application has been made to list the notes on the Global Exchange Market of the Irish Stock Exchange. However, such application may not be approved.

The notes may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of cause, may adversely affect the liquidity and trading markets for the notes.

General Risks Related to Our Business

The Company’s copper sulfate solution spill at the Buenavista del Cobre mine could have a material adverse effect on our business, results of operations and financial condition.

The Company’s August 2014 copper sulfate solution spill at the Buenavista del Cobre mine may result in further environmental regulation, governmental sanctions, reduced copper production and reputational harm, which could have a material adverse effect on our business, financial condition and results of operations. Due to the copper sulfate solution spill, the Company had to commit and may have to continue to commit significant amounts to pay for future costs arising from clean-up and remediation actions as well as the economic compensation to people who may have been affected by the event. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks. In addition, the copper sulfate solution spill could negatively impact the availability and cost of insurance coverage for us.

The copper sulfate solution spill could also result in increased supervision by the PROFEPA, which could result in higher operating costs for us, extended permitting, project delays and closures. We cannot predict to what extent increased regulation may be adopted in Mexico or whether we will be required or may elect to implement responsive policies and procedures. The spill has also resulted in a reduction in our copper production, and we cannot predict the extent to which production will be impacted going forward.

In addition, our business may be adversely impacted by any negative publicity relating to the copper sulfate solution spill, any negative perceptions about us by our customers and the diversion of management's attention from our operations to focus on matters relating to the spill. The matters discussed above could have a material adverse effect on our business, results of operations, and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “forecasts,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “may” and other words of similar meaning in connection with any discussion of future operating or financial matters. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Without limiting the generality of the foregoing, forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include statements regarding expected commencement dates of mining or metal production operations, projected quantities of future metal production, anticipated production rates, operating efficiencies, costs and expenditures, including taxes, as well as projected demand or supply for the Company’s products. Actual results could differ materially depending upon factors including the risks and uncertainties relating to general U.S. and international economic and political conditions, the cyclical and volatile prices of copper, other commodities and supplies, including fuel and electricity, availability of materials, insurance coverage, equipment, required permits or approvals and financing, the occurrence of unusual weather or operating conditions, lower than expected ore grades, water and geological problems, the failure of equipment or processes to operate in accordance with specifications, failure to obtain financial assurance to meet closure and remediation obligations, labor relations, litigation and environmental risks, political and economic risk associated with foreign operations as well as changes in applicable law and enhanced environmental, mining and tax regulation. Results of operations are directly affected by metals prices on commodity exchanges, which can be volatile. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. The risks and uncertainties that may affect our operations, performance and results and the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” commencing on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses of approximately U.S.$9,300,000, will be approximately U.S.$1,970,500,000. We intend to use the net proceeds from this offering for general corporate purposes, including the financing of our capital expenditure program.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2014 on a historical basis and as adjusted to give effect to this offering. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	Historical		As Adjusted
	(In millions)
Cash and cash equivalents:	U.S.$	364.0	U.S.$	2,334.5

Debt:
6.375% Notes due 2015	U.S.$	199.8	U.S.$	199.8
7.500% Notes due 2035		985.8		985.8
5.375% Notes due 2020		398.8		398.8
9.25% Yankee bonds		51.1		51.1
6.750% Notes due 2040		1,092.2		1,092.2
3.500% Notes due 2022		299.2		299.2
5.250% Notes due 2042		1,179.1		1,179.1
3.875% Notes due 2025 offered hereby		—		494.9
5.875% Notes due 2045 offered hereby		—		1,475.6
Total debt		4,206.0		6,176.5
Total stockholders’ equity		5,836.6		5,836.6
Total capitalization	U.S.$	10,042.6	U.S.$	12,013.1

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following persons are the members of our board of directors as of the date of this prospectus supplement. The business address for each director is 1440 E. Missouri Avenue Suite 160, Phoenix, Arizona, United States of America.

Name	Age
German Larrea Mota Velasco	61
Oscar Gonzalez Rocha	76
Emilio Carrillo Gamboa	76
Daniel Muñiz Quintanilla	40
Alfredo Casar Perez	60
Luis Miguel Palomino Bonilla	54
Luis Castelazo Morales	59
Gilberto Perezalonso Cifuentes	71
Enrique Castillo Sanchez Mejorada	57
Juan Rebolledo Gout	63
Xavier Garcia de Quevedo	68
Carlos Ruiz Sacristan	64

Executive Officers

The following persons are our executive officers and their position as of the date of this prospectus supplement. The business address for each executive officer is 1440 E. Missouri Avenue Suite 160, Phoenix, Arizona, United States of America.

Name	Age	Position
German Larrea Mota Velasco	61	Chairman of the Board and Director
Oscar Gonzalez Rocha	76	President, Chief Executive Officer and Director
Xavier Garcia de Quevedo Topete	68	Chief Operating Officer and Director of SCC, President and Chief Executive Officer of Southern Copper Minera Mexico
Raul Jacob Ruisanchez	56	Vice President, Finance and Chief Financial Officer
Juan Rodriguez Arriaga	55	Vice President, Commercial
Javier Gomez Aguilar	40	Vice President Legal and General Counsel
Hans A. Flury Royle	63	Secretary and Legal Counsel
Agustin Avila Martinez	60	Comptroller
Vidal Muhech Dip	74	Vice President, Projects
Edgard Corrales Aguilar	59	Vice President, Exploration

As of the date of this prospectus supplement, we are not aware of any potential conflicts of interests between the duties that our directors and executive officers owed to us, on the one hand, and their private interests or the duties owed by any of them to any other person, on the other.

DESCRIPTION OF THE NOTES

Each of the 2025 notes and the 2045 notes will be issued under a supplemental indenture to the indenture (the “Base Indenture”), dated April 16, 2010 between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Trustee,” which term includes any successor as Trustee). Each such supplemental indenture, together with the Base Indenture, is referred to herein as an “Indenture” and collectively as the “Indentures.” In this description, the term “Issuer” refers only to Southern Copper Corporation and not to any of its subsidiaries.

The following summaries of certain provisions of the notes and the Indentures are subject to, and are qualified in their entirety by reference to, all the terms and conditions of the notes and the Indentures, including the definitions therein of certain terms. Copies of the Indentures are available at the Issuer’s principal executive offices, as well as at the offices of the Trustee. As used herein, the term “Holder” or “Noteholder” means the person in whose name a note of either series is registered in the register maintained for each series of notes by the registrar.

General

The notes will be general unsecured and unconditional obligations of the Issuer. The series of notes rank pari passu with each other and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Issuer. The Issuer will initially issue 2025 notes in an aggregate principal amount of U.S.$500,000,000 and 2045 notes in an aggregate principal amount of U.S.$1,500,000,000. The Issuer is entitled, without the consent of the Holders, to issue additional notes of either series under the applicable Indenture on the same terms and conditions and, to the extent fungible for U.S. federal income tax purposes, with the same CUSIP numbers as the 2025 notes and the 2045 notes being offered hereby in an unlimited aggregate principal amount (the “Additional Notes”). The 2025 notes and any Additional Notes of such series will be treated as a single class for all purposes under the applicable Indenture. Similarly, the 2045 notes and any Additional Notes of such series will be treated as a single class for all purposes under the applicable Indenture. Unless the context otherwise requires, for all purposes of the applicable Indenture and this “Description of the Notes,” references to the 2025 notes and the 2045 notes include any Additional Notes of such series actually issued. The notes are unsecured and are effectively subordinated to all of our existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the notes will not be guaranteed by any of our subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables.

The 2025 notes will bear interest at the rate of 3.875% per annum and will be payable semiannually, in arrears, on each April 23 and October 23 commencing October 23, 2015, to the holders of record of the notes at the close of business on the immediately preceding April 8 or October 8, as the case may be. Interest on the 2025 notes will be computed on the basis of a 360-day year of twelve 30-day months. The 2025 notes will mature on April 23, 2025.

The 2045 notes will bear interest at the rate of 5.875% per annum and will be payable semiannually, in arrears, on each April 23 and October 23 commencing October 23, 2015, to the holders of record of the notes at the close of business on the immediately preceding April 8 or October 8, as the case may be. Interest on the 2045 notes will be computed on the basis of a 360-day year of twelve 30-day months. The 2045 notes will mature on April 23, 2045.

Notwithstanding the foregoing, any interest which is payable, but which is not punctually paid or duly provided for, on any interest payment date (“Defaulted Interest”) shall cease to be payable to the Holder registered on such date, and shall be payable, at the election of the Issuer, either (i) to the person in whose name such note is registered at the close of business on a special record date to be fixed by the Trustee not more than 15 days nor less than 10 days prior to the date fixed by the Issuer for payment thereof or (ii) in any other lawful manner not inconsistent with the rules of any applicable securities exchange if deemed practicable by the Trustee.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within Minneapolis, Minnesota in the United States unless the Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the register.

If any payment in respect of a note is due on a day that is not a business day then such payment need not be made on such day but may be made on the next succeeding business day, with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such date.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. Application has been made to list the notes on the Global Exchange Market of the Irish Stock Exchange and for so long as the rules of the Irish Stock Exchange require, the Issuer will maintain a paying agent having its specified office in a member state of the European Union. The Issuer may change the paying agent or registrar without prior notice to the Holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Optional Redemption

Except as described below, neither the 2025 notes nor the 2045 notes are redeemable at the Issuer’s option. The Issuer is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the applicable Indenture.

The 2025 notes and the 2045 notes will be redeemable, at any time and from time to time, in whole or in part, at the Issuer’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points in the case of the 2025 notes and plus 50 basis points in the case of the 2045 notes. Notwithstanding the foregoing, payments of interest on the notes will be payable to the Holders of those notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the applicable Indenture. In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means, with respect to the 2025 notes or the 2045 notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the applicable series of notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker is unable to obtain at least five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer from time to time to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC and their respective successors and one other nationally recognized investment banking firms that are a Primary Treasury Dealer (as defined below) selected from time to time by the Issuer; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption unless the Issuer defaults in the payment of the redemption price.

Upon presentation in physical, certificated form of any note to be redeemed in part only, the Issuer will execute and the Trustee will authenticate and deliver to us on the order of the holder thereof, at the Issuer’s expense, a new note or notes, of authorized denominations, in principal amount equal to the unredeemed portion of the note so presented. The Issuer may at any time purchase notes in the open market or otherwise at any price. Any notes that are redeemed or purchased by the Issuer shall be delivered to the Trustee for cancellation and may not be reissued or resold. Any redemption and notice thereof pursuant to the applicable Indenture may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Covenants

Subject to the terms of the applicable Indenture, the Issuer has agreed to be bound and cause its subsidiaries to be bound by the following restrictive covenants.

Limitation on Liens

The Issuer will not, nor will it permit any Subsidiary to, issue, assume or suffer to exist any Indebtedness or Guarantee, if such Indebtedness or Guarantee is secured by a Lien upon any Specified Property, unless, concurrently with the issuance or assumption of such Indebtedness or Guarantee or the creation of such Lien, the notes (together with, at the Issuer’s option, any other indebtedness of or guarantee by the Issuer or its Subsidiaries then existing or thereafter created which is not subordinated to the notes) shall be secured equally and ratably with (or at the Issuer’s option prior to) such Indebtedness or Guarantee for so long as such Indebtedness or Guarantee is so secured; provided, however, that the foregoing restriction shall not apply to:

(1) any Lien on (a) any Specified Property acquired, constructed, developed, extended or improved by the Issuer or any Subsidiary (singly or together with other Persons) after the date of the applicable Indenture or any property reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (b) any shares or other ownership interest in, or any Indebtedness of, any Person which holds, owns or is entitled to such property, products, revenue or profits, provided that in the case of both clause (a) and (b) above, such Lien is created, incurred or assumed (x) during the period such Specified Property was being constructed, developed, extended or improved, or (y) contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of all or any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(2) any Lien on any Specified Property existing at the time of acquisition thereof and which (a) is not created as a result of or in connection with or in anticipation of such acquisition and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(3) any Lien on any Specified Property acquired from a Person that is merged with or into the Issuer or any Subsidiary or any Lien existing on Specified Property of any Person at the time such Person becomes a Subsidiary, in either such case which (a) is not created as a result of or in connection with or in anticipation of any such transaction and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(4) any Lien which secures Indebtedness or a Guarantee owing by a Subsidiary to the Issuer or any other Subsidiary;

(5) any Liens on any Specified Property in favor of the government of the United States, Mexico or Peru or of any other country or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Issuer or any of its Subsidiaries is subject;

(6) any Lien existing on the date of the applicable Indenture; or

(7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (1) through (6) inclusive; provided that the principal amount of Indebtedness or Guarantee secured thereby shall not exceed the principal amount of Indebtedness or Guarantee so secured at the time of such extension, renewal or replacement plus an amount necessary to pay any fees and expenses, including premiums and defeasance costs related to such transaction, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Issuer or any Subsidiary may issue or assume Indebtedness or a Guarantee secured by a Lien which would otherwise be prohibited under the provisions of the Indentures described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indentures described below under “— Limitation on Sale and Leaseback Transactions”, provided that the amount of such Indebtedness or Guarantee or the Attributable Value of such Sale and Leaseback Transaction, as the case may be, together with the aggregate amount (without duplication) of (i) Indebtedness or Guarantees outstanding at such time that were previously incurred pursuant to this paragraph by the Issuer and its Subsidiaries, plus (ii) the Attributable Value of all such Sale and Leaseback Transactions of the Issuer and its Subsidiaries outstanding at such time that were previously incurred pursuant to the provisions of the Indenture described below under “— Limitation on Sale and Leaseback Transactions” shall not exceed 20% of Consolidated Net Tangible Assets at the time any such Indebtedness or Guarantee is issued or assumed by the Issuer or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

For the avoidance of doubt, the sale or other transfer of (i) any minerals in place for a period of time until, or in an amount such that the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or (ii) any other interest in property of the character commonly referred to as a “production payment,” shall not constitute the incurrence of Indebtedness or a Guarantee secured by a Lien.

Limitation on Sale and Leaseback Transactions

The Issuer will not, nor will it permit any Subsidiary to enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (i) the Issuer or such Subsidiary would be entitled pursuant to the provisions of the Indentures described above under “— Limitation on Liens” to issue or assume Indebtedness or a Guarantee (in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transactions) secured by a Lien on such Specified Property without equally and ratably securing the notes of such series; (ii) within 360 days of such Sale and Leaseback Transaction, the Issuer or such Subsidiary applies or causes to be applied, in the case of a sale or transfer for cash, an amount equal to 85% of the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the Specified Property so leased to: (A) to the retirement, within 360 days after the effective date of such Sale and Leaseback Transaction, of (x) Indebtedness of the Issuer ranking at least pari passu in right of payment with the notes of such series or (y) Indebtedness of any Subsidiary of the Issuer, in each case owing to a Person other than the Issuer or any Affiliate of the Issuer, or (B) to the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Issuer or any Subsidiary used or to be used by or for the benefit of the Issuer or any Subsidiary in the ordinary course of business; or (iii) the Issuer or such Subsidiary equally and ratably secures the notes of such series as described above under “— Limitation on Liens.”

The foregoing restrictions shall not apply to any transactions providing for a lease for a term of less than three years.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each Holder of notes will have the right to require the Issuer to repurchase all or any part of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event, the Issuer shall send, by first-class mail, with a copy to the Trustee, to each Holder of notes, at such Holder’s address appearing in the register, a notice stating:

(1) that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control Triggering Event” and that all notes validly tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control Triggering Event; and

(4) the procedures that Holders of notes must follow in order to validly tender their notes (or portions thereof) for payment and the procedures that Holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

The Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified at any time prior to the occurrence of such Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the notes of the applicable series. See “— Amendments and Waivers.”

Consolidation, Merger, Sale or Conveyance

For so long as the 2025 notes or the 2045 notes are outstanding, the Issuer may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation organized and existing under the laws of the United States (or any State thereof or the District of Columbia) and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the outstanding notes of such series and the performance of every covenant in the applicable Indenture on the part of the Issuer to be performed or observed, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iii) the Issuer shall have delivered to the Trustee an Officer’s Certificate and opinion of counsel stating that all conditions precedent set forth in the indenture relating to the consummation of such consolidation, merger, conveyance or transfer and entering into of such supplemental indenture have been met. In case of any such consolidation, merger, conveyance or transfer (other than a lease), such successor corporation will succeed to and be substituted for the Issuer as obligor on the notes of the applicable series, with the same effect as if it had been named in the applicable Indenture as such obligor.

For purposes of this covenant, the conveyance or transfer of all the property of one or more Subsidiaries of the Issuer which property, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all the property of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the Issuer.

Certain Definitions

The following terms have the following definitions in the Indentures:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” in respect of a Sale and Leaseback Transaction means, as to any particular lease under which the Issuer or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Issuer in accordance with generally accepted financial practice).

“Change of Control,” at any date, means the failure of Mr. German Larrea Mota-Velasco and his immediate family members, including his spouse, parents, siblings, and lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any of the foregoing, to possess, directly or indirectly, whether through ownership of Voting Stock, contract or otherwise, the power to elect or designate for election the majority of the board of directors of the Issuer or to direct or cause the direction of the management or policies of the Issuer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Net Tangible Assets” means the total of all assets appearing on a consolidated balance sheet of the Issuer and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Issuer and its Subsidiaries appearing on such balance sheet as determined in accordance with U.S. GAAP.

“Fitch” means Fitch Ratings, Ltd. or any successor to the rating agency business thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, direct or indirect, contingent or otherwise, or entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantee” shall not apply to a guarantee of intercompany indebtedness among the Issuer and the Subsidiaries or among the Subsidiaries.

“Indebtedness” means, with respect to any Person (without duplication):

(1) any obligation of such Person (a) for borrowed money, under any reimbursement obligation relating to a letter of credit (other than letters of credit payable to suppliers in the ordinary course of business), under any reimbursement obligation relating to a financial bond or under any reimbursement obligation relating to a similar instrument or agreement, (b) for the payment of money relating to any obligations under any capital lease of real or personal property, or (c) under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction (other than (x) any such agreements or instruments directly related to Indebtedness otherwise incurred in compliance with the Indenture and (y) any such agreements as are entered into in the ordinary course of business and are not for speculative purposes or the obtaining of credit); and

(2) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause (1) above. For the purpose of determining any particular amount of Indebtedness under this definition, Guarantees of (or obligations with respect to letters of credit) Indebtedness otherwise included in the determination of such amount shall not be included.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch.

“Lien” means any mortgage, pledge, lien or security interest.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agencies” means Moody’s, S&P and Fitch.

“Rating Decline” means if on, or within 90 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), the rating of the notes of the applicable series by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within categories as well as between rating categories).

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Issuer or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Subsidiary of the Issuer which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Issuer is the registrant referred to in such definition.

“Specified Property” means any mineral property (other than inventory or receivables), concentrator, smelter, refinery or rod plant of the Issuer or any Subsidiary and any capital stock or Indebtedness of any Subsidiary directly owning any such property, concentrator, smelter, refinery or rod plant. This term excludes any mineral property, concentrator, smelter or refinery or rod plant of the Issuer or any Subsidiary that in the good faith opinion of the Issuer’s board of directors is not materially important to the total business conducted by the Issuer and its Subsidiaries, taken as a whole.

“Subsidiary” means any corporation or other business entity of which the Issuer owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency). For the avoidance of doubt, SPCC Peru Branch shall not be considered a Subsidiary of the Issuer.

“U.S. GAAP” with respect to any computations required or permitted hereunder, means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Issuer is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

Highly Leveraged Transactions

The Indentures do not include any debt covenants or other provisions which afford holders of the notes protection in the event of a highly leveraged transaction.

Reporting Requirements

The Issuer shall provide the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939 (the “Trust Indenture Act”) at the times and in the manner provided in the Trust Indenture Act, including:

(i) within 30 days after the Issuer is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Issuer may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended; or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then the Issuer shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, that the filing of the reports specified in Section 13 or 15(d) of the Exchange Act by an entity that is the direct or indirect parent of the Issuer will satisfy these requirements so long as such entity is an obligor or guarantor on the notes; and

(ii) in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Issuer with the conditions and covenants provided for in the Indentures, as may be required from time to time by such rules and regulations.

The filing of the reports specified in Section 13 or 15(d) of the Exchange Act by an entity that is the direct or indirect parent of the Issuer will satisfy these requirements so long as such entity is an obligor or guarantor on the notes; and provided further that the reports of such entity will not be required to include condensed consolidating financial information for the Issuer in a footnote to the financial statements of such entity.

Any document referred to above that is filed with the Commission via the Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) and publicly available without charge will be deemed to have been provided to the Trustee at the time of such filing; provided, however, that the trustee will have no responsibility to determine whether or not the Issuer has made such filings.

Other Covenants

The Indentures contain certain other covenants relating to, among other things, the maintenance of corporate existence and maintenance of books and records. Copies of the Indentures are available at the offices of the Issuer and at the offices of the Trustee.

Listing

Application has been made for the notes to be admitted to listing on the Global Exchange Market of the Irish Stock Exchange. Any such listing may be discontinued at any time in the Issuer’s sole discretion.

Events of Default

Each Indenture will provide that each of the following events constitutes an Event of Default with respect to the 2025 notes or the 2045 notes, respectively:

(1) default in the payment of the principal of any note issued pursuant to such Indenture after any such principal becomes due in accordance with the terms thereof, upon redemption or otherwise; or default in the payment of any interest in respect of such notes if such default continues for 30 days after any such interest becomes due in accordance with the terms thereof;

(2) failure to observe or perform any other covenant or agreement contained in the notes issued pursuant to such Indenture, and such failure continues for 60 days after notice, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes of a series issued pursuant to such Indenture, specifying such failure and requiring it to be remedied and stating that such notice constitutes a notice of default under such Indenture;

(3) the Issuer or any of its Significant Subsidiaries shall fail to pay when due (whether at maturity, upon redemption or acceleration or otherwise) the principal of any Indebtedness in excess, individually or in the aggregate of U.S.$50 million (or the equivalent thereof in other currencies), if such failure shall continue for more than the period of grace, if any, applicable thereto and the period for payment has not been expressly extended;

(4) a decree or order by a court having jurisdiction shall have been entered adjudging the Issuer or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil or quiebra of or by the Issuer or any of its Significant Subsidiaries and such decree or order shall have continued undischarged or unstayed for a period of 120 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or sindico or conciliador for the liquidation or dissolution of the Issuer or any of its Significant Subsidiaries, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 120 days; provided, however, that any Significant Subsidiary may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to the Issuer or another Significant Subsidiary of the Issuer; or

(5) the Issuer or any of its Significant Subsidiaries shall institute any proceeding to be adjudicated as voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, concurso mercantil or quiebra, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or sindico or conciliador or trustee or assignee in bankruptcy or insolvency of it or its property.

If an Event of Default specified in clause (4) or (5) above shall occur, the maturity of all outstanding notes shall automatically be accelerated and the principal amount of the notes, together with accrued interest thereon, shall be immediately due and payable. If any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% of the aggregate principal amount of the 2025 notes or the 2045 notes, as applicable, then outstanding may, by written notice to the Issuer (and to the Trustee if given by Holders), declare the principal amount of the applicable notes, together with accrued interest thereon, immediately due and payable. The right of the Holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the Holders of a majority of the aggregate principal amount of the 2025 notes or the 2045 notes, as applicable, then outstanding to the Issuer if all amounts then due with respect to the applicable notes are paid (other than amount due solely because of such declaration) and all other defaults with respect to the applicable notes are cured.

Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case the Issuer shall fail to comply with its obligations under such Indenture or the 2025 notes or the 2045 notes and such failure shall be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfaction to it. The Holders of a majority in aggregate principal amount of the outstanding 2025 notes or the 2045 notes, as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, to the extent such action does not conflict with the provisions of the applicable Indenture or applicable law.

No Holder of any note will have any right to institute any proceeding with respect to the applicable Indenture or the notes or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding 2025 notes or the 2045 notes, as the case may be, shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it, the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding 2025 notes or the 2045 notes, as the case may be. However, such limitations do not apply to a suit individually instituted by a Holder of a note for enforcement of payment of the principal of, or interest on, such note on or after respective due dates expressed in such note.

Defeasance

The Issuer may at any time terminate all of its obligations with respect to the 2025 notes or the 2045 notes (“defeasance”), except for certain obligations, including those regarding any trust established for a defeasance, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of notes. The Issuer may at any time terminate its obligations under the applicable Indenture under the covenants described above under “— Covenants” (other than the covenant described under “— Covenants — Consolidation, Merger, Sale or Conveyance”), and any omission to comply with such obligations shall not constitute a Default with respect to the notes issued under the applicable Indenture (“covenant defeasance”). In order to exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the Holders of the 2025 notes or the 2045 notes, as the case may be, with the Trustee money or United States government obligations, or a combination thereof in such amounts as will be sufficient (as authorized by an independent financial professional) to pay the principal of, and interest on such notes to the redemption date specified by the Issuer in accordance with the terms of the applicable Indenture and comply with certain other conditions, including the delivery of an opinion as to certain tax matters and, in the case of a defeasance, a ruling received from or published by the Internal Revenue Service.

Amendments and Waivers

Each Indenture may be amended by the Trustee and the Issuer for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any manner which may be deemed necessary or desirable and which shall not adversely affect the interests of any of the Holders of the 2025 notes or the 2045 notes, as the case may be, in any material respect, to all of which each Holder of the 2025 notes or the 2045 notes, as the case may be, shall, by acceptance thereof, consent.

Modification and amendments to either Indenture or to the terms and conditions of the 2025 notes or the 2045 notes, as the case may be, may also be made, and future compliance therewith or past default by the Issuer (other than a default in the payment of any amount, including in connection with a redemption, due on the applicable notes or in respect of covenant or provision which cannot be modified and amended without the consent of the Holders of all notes so affected) may be waived, either with the written consent (including consents obtained in connection with a tender offer or exchange offer for the notes) of the Holders of at least a majority in aggregate principal amount of outstanding 2025 notes or the 2045 notes, as the case may be, or by the adoption of resolutions at a meeting of Holders of the applicable notes by the Holders of at least a majority of the outstanding 2025 notes or the 2045 notes, as the case may be; provided, however, that no such modification or amendment to either Indenture or to the terms and conditions of the 2025 notes or the 2045 notes, as the case may be, may, without the consent or the affirmative vote of the Holder of each 2025 note or

2045 note, as the case may be, so affected, change any installment of interest with respect to any 2025 note or 2045 note, as the case may be, or reduce the principal amount of or interest with respect to any 2025 note or 2045 note, as the case may be; change the prices at which the 2025 notes or 2045 notes, as the case may be, may be redeemed by the Issuer; reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the 2025 notes or the 2045 notes, as the case may be, must be repurchased pursuant to such Change of Control Offer; change the currency in which, or change the required place at which, payment with respect to principal of or interest with respect to the 2025 notes or the 2045 notes, as the case may be, is payable; change the time at which any 2025 note or 2045 note, as the case may be, may be redeemed; or reduce the above-stated percentage of principal amount outstanding of 2025 notes or 2045 notes, as the case may be, required to modify or amend the applicable Indenture or the terms or conditions of the 2025 notes or 2045 notes, as the case may be, or to waive any future compliance or past default.

Governing Law

The notes and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Title

Unless otherwise specified, the following information relates to the form, clearing and settlement of each series of the notes.

The Issuer will issue both the 2025 notes and the 2045 notes in global form, without interest coupons. Each series of notes issued in global form will be represented, at least initially, by one or more global notes. Upon issuance, global notes representing each series of notes will be deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (the “DTC participants”), or persons who hold interests through DTC participants. The Issuer expects that, under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in each series of the global notes may be credited within DTC to Euroclear and Clearstream on behalf of the owners of such interests.

Investors may hold their interests in the global notes directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

Interests in each series of the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. The following summary of those operations and procedures is provided solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. The Issuer is not responsible for those operations or procedures.

DTC has advised that it is:

(1) a limited purpose trust company organized under the New York Banking Law;

(2) a “banking organization” within the meaning of the New York Banking Law;

(3) a member of the United States Federal Reserve System;

(4) a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5) a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or Holder of the securities represented by that global note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a global note:

(1) will not be entitled to have notes represented by the global note registered in their names;

(2) will not receive or be entitled to receive physical, certificated notes; and

(3) will not be considered the registered owners or Holders of the notes under the applicable Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a Holder of notes under the applicable Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the 2025 notes and the 2045 notes, as the case may be, represented by a global note will be made by the Trustee to DTC’s nominee as the registered Holder of the applicable global note. Neither the Issuer nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or the Issuer.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day following the DTC settlement date.

Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems, they are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the Issuer nor the Trustee has any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form unless:

(1) DTC notifies the Issuer at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

(2) DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

(3) the Issuer, at its option, notifies the Trustee that it elects to cause the issuance of certificated notes; or

(4) certain other events provided in the applicable Indenture should occur, including the occurrence and continuance of an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by the depository.

Replacement of Notes

In the event that any note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and, upon the Issuer’s request, the Trustee will authenticate and deliver a new note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, and bearing interest from the date to which interest has been paid on such note, in exchange and substitution for such note (upon surrender and cancellation thereof) or in lieu of and substitution for such note. In the event that such note is destroyed, lost or stolen, the applicant for a substitute note shall furnish to the Issuer and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such note, the applicant shall also furnish to the Issuer and the Trustee satisfactory evidence of the destruction, loss or theft of such note and of the ownership thereof. Upon the issuance of any substituted note, the Issuer may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including the fees and expenses of the Trustee) connected therewith.

Trustee

Wells Fargo Bank, National Association will act as Trustee, registrar, paying agent and transfer agent under each Indenture. The Issuer may have normal banking relationships with the Trustee and its affiliates in the ordinary course of business. The address of the Trustee is 333 S. Grand Avenue, 5th Floor Suite 5A, Los Angeles, CA 90071.

Each Indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility. The obligations of the Trustee to any Holder of notes are subject to such immunities and rights as are set forth in the applicable Indenture.

The Trustee and any of its affiliates may hold notes in their own respective names.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

The following is a summary of the U.S. federal income tax consequences relating to an investment in a series of the notes by Non-U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly on a retroactive basis). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular person or persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes, persons subject to the alternative minimum or Medicare tax on certain investment income, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, or persons that are, or hold their notes through, partnerships or other pass-through entities) all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

In addition, this discussion deals only with certain U.S. federal income tax consequences to a holder that acquires notes in the initial offering at their issue price and holds such notes as capital assets.

EACH PROSPECTIVE PURCHASER OF NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN SUCH NOTES.

A “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States or any State thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership. If a partnership holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor concerning the U.S. federal income and other tax consequences.

Tax Consequences to Non-U.S. Holders

Interest.   A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if:

•	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	such Non-U.S. Holder is not a controlled foreign corporation related to us (directly or indirectly) through stock ownership;
•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

•	either (A) such Non-U.S. Holder certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), as applicable, or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, that such certification has been received by it and furnishes us or our paying agent with a copy of the IRS Form W-8IMY together with the W-8BEN or W-8BEN-E of the beneficial owner, together with a withholding statement, if applicable; and;
•	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below), interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

Sale, Exchange, Retirement or Other Disposition of a Note.   Subject to the discussion below concerning back-up withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

United States Trade or Business.   If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note on a net basis in the same manner as if such holder were a U.S. person. If such interest or gain is recognized by a Non-U.S. Holder that is classified as a corporation, such corporation may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Back-up Withholding and Information Reporting

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and back-up withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the back-up withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (such provisions commonly known as “FATCA”) impose a reporting regime and potentially a withholding at a rate of 30% in certain circumstances on interest in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Internal Revenue Service to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S.

authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which each note is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to note holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our notes.

EUROPEAN UNION SAVINGS DIRECTIVE

Under Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the EU is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, Luxembourg, Belgium and Austria could instead elect to operate a withholding system for a transitional period in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). Belgium operated a withholding system, but elected to switch to the automatic exchange of information system with effect from January 1, 2010. Luxembourg announced that from January 1, 2015 it will participate in the automatic exchange of information system. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

On October 14, 2014, the European Council of Finance Ministers (ECOFIN) agreed on a draft directive extending the scope for the mandatory automatic exchange of information between Member States by amending Council Directive 2011/16/EU on administrative cooperation in the field of direction taxation. The new rules are currently expected to have effect from 2017, although it has been agreed that Austria would be given an additional year to apply the new rules. The new rules are expected to cover a wide scope of categories of income and capital held by private individuals and certain entities, including most of what is covered by the European Commission’s previous plans to extend the scope of the Savings Directive.

Investors who are in any doubt as to their position should consult their professional advisers.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 2025 Notes		Principal Amount of 2045 Notes
Credit Suisse Securities (USA) LLC	U.S.$	165,000,000	U.S.$	495,000,000
Morgan Stanley & Co. LLC		165,000,000		495,000,000
HSBC Securities (USA) Inc.		56,667,000		170,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		56,667,000		170,000,000
UBS Securities LLC		56,666,000		170,000,000
Total	U.S.$	500,000,000	U.S.$	1,500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.20% and 0.25% of the principal amount of the 2025 notes and the 2045 notes, respectively. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.10% and 0.15% of the principal amount of the 2025 notes and the 2045 notes, respectively. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In connection with the issuance of the notes, the underwriters (or persons acting on behalf of any underwriter) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of any underwriter) will undertake stabilizing action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the relevant underwriters (or persons acting on behalf of any underwriter) in accordance with all applicable laws and rules.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately U.S.$1,800,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer or its affiliates.

Certain of the underwriters or their respective affiliates that have a lending relationship with us may routinely hedge their credit exposure to us, consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Relevant Member State, the underwriters, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), have not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the dealer or dealers for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (as amended, the “FIEL”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or Japanese corporation, except in accordance with the provisions of, or pursuant to an exemption available under, the applicable laws and regulations of Japan including the FIEL. For the purpose hereof, “resident of Japan” means an individual whose address is in Japan, and “Japanese corporation” means a legal entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less that U.S.$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

Any resale of the notes offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

Mexico

The notes have not been and will not be listed on the Mexican stock exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) or registered before the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and, therefore, the notes may not be offered or sold publicly or otherwise be the subject of brokerage activities in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law. The acquisition of the notes by Mexican investors will be made under their own responsibility.

Peru

The notes have not been registered in Peru with the Peruvian Securities Market Superintendency (Superintendencia del Mercado de Valores), the Peruvian securities market regulator, and may not be offered in Peru except in circumstances, if any, that will not result in a public offering of securities (oferta pública de valores) or in an unauthorized securities intermediation (intermediación de valores), within the meaning of each such term in the Peruvian Securities Market Law (Ley del Mercado de Valores), approved by Supreme Decree 093-2002-EF, as amended.

Prospective investors in Peru are hereby given notice that the Peruvian regulation on the public offering of securities would not apply to the offering of the notes and that the Company and the underwriters will not be subject to any disclosure obligation under Peruvian law before or after the offering of the notes, and that the Peruvian securities market regulator has not reviewed the information related to such offering.

LEGAL MATTERS

Certain legal matters with respect to the notes will be passed upon for SCC by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from Southern Copper Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports (which report on internal control over financial reporting expresses an adverse opinion on the effectiveness of Southern Copper Corporation’s internal control over financial reporting because of a material weakness), which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

See “Item 9A. Control and Procedures” beginning on page 141 of our annual report on Form 10-K for the fiscal year ended December 31, 2014, for a description of the material weakness identified and the remediation plan being implemented.

ENFORCEMENT OF CIVIL LIABILITIES

Although we are a corporation organized under the laws of Delaware, substantially all of our assets and operations are located, and a substantial portion of our revenues derive from sources, outside the United States, such as Mexico and Peru. Almost all of our directors and officers and certain of the experts named in this prospectus supplement reside outside of the United States and all or a significant portion of the assets of these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments against them obtained in United States courts predicated upon the civil liability provisions of the United States federal securities laws or otherwise. We have been advised by our Mexican counsel that no treaty is currently in effect between the United States and Mexico for the reciprocal enforcement of judgments and we have been advised by our special Peruvian counsel that no such treaty exists between the United States and Peru. Mexican and Peruvian courts would enforce judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, which include the review in Mexico or Peru of the United States judgment to ascertain compliance with certain basic principles of due process, public policy, non-violation of local law and whether other specific matters have been complied with. Nevertheless, we have been advised that there is doubt as to the enforceability, in original actions in Mexican or Peruvian courts, of liabilities predicated in whole or in part on United States federal securities laws and as to the enforceability in Mexican and Peruvian courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws.

LISTING AND GENERAL INFORMATION

1. The issuance of the notes has been authorized by the resolutions of our Board of Directors dated January 30, 2015.

2. Southern Copper Corporation, a publicly-held corporation organized under the laws of the State of Delaware, was originally incorporated on September 7, 1995 under the name Southern Peru Copper Corporation. Southern Copper Corporation’s I.R.S. Employer Identification Number is 13-3849074 and its telephone number is (602) 264-1375.

3. Grupo Mexico is our majority indirect shareholder. The rights of Grupo Mexico as our shareholder are contained in our bylaws and we are and will be managed by its directors in accordance with those bylaws.

4. There has been no material adverse change in our prospects or financial or trading position since December 31, 2014, being the date of our last published audited consolidated financial statements. There has been no significant change in our financial or trading position since the date of our last published audited consolidated financial statements, being December 31, 2014.

Save as disclosed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, there have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) in the 12 months preceding the date of this prospectus supplement which may have or have in such period had a significant effect upon our financial position or profitability.

For so long as the notes are listed on the Global Exchange Market of the Irish Stock Exchange, copies of the following items will be available in physical form at the main office of the paying agent and at the Issuer's Mexican offices, which are located at Campos Elíseos No. 400, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, C.P. 11000, Mexico, D.F.:

a.	these Listing Particulars, including this prospectus supplement and the accompanying prospectus;
b.	a copy of the Amended and Restated Certificate of Incorporation and By-laws, as amended of the Issuer;
c.	financial statements of the Issuer;
d.	a copy of the indenture entered into between the Issuer and Wells Fargo Bank, N.A., as trustee on April 16, 2010; and
e.	a copy of the supplemental indentures in respect of the 2025 notes and 2045 notes.

PROSPECTUS

COMMON STOCK
DEBT SECURITIES

We may from time to time offer to sell together or separately in one or more offerings:

•	common stock; and
•	debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is listed on the New York Stock Exchange and the Lima Stock Exchange under the trading symbol “SCCO.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risks described under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2015

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any applicable prospectus supplement referred to in that free writing prospectus. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any applicable prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any applicable prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any applicable prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Southern Copper,” “Southern Copper Corporation,” “SCC,” the “company,” “we,” “us” and “our” to refer to Southern Copper Corporation.

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SUMMARY INFORMATION

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any applicable prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference.”

SOUTHERN COPPER CORPORATION

We are one of the largest integrated copper producers in the world. We produce copper, molybdenum, zinc and silver. All of our mining, smelting and refining facilities are located in Peru and Mexico and we conduct exploration activities in those countries and in Argentina, Chile and Ecuador. Our operations make us one of the largest mining companies in Peru and Mexico. We believe we have the largest copper reserves in the world. We were incorporated in Delaware in 1952 and have conducted copper mining operations since 1960. Since 1996, our common stock has been listed on both the New York and Lima Stock Exchanges.

Our Peruvian copper operations involve mining, milling and flotation of copper ore to produce copper concentrates and molybdenum concentrates; the smelting of copper concentrates to produce anode copper; and the refining of anode copper to produce copper cathodes. As part of this production process, we also produce significant amounts of molybdenum concentrate. Our precious metals plant at the Ilo refinery produces refined silver and gold, as well as other materials. Additionally, we produce refined copper using solvent extraction/electrowinning (“SX-EW”) technology. We operate the Toquepala and Cuajone mines high in the Andes Mountains, approximately 860 kilometers southeast of the city of Lima, Peru. We also operate a smelter and refinery west of the Toquepala and Cuajone mines in the coastal city of Ilo, Peru.

Our Mexican operations are conducted through our subsidiary, Minera Mexico, S.A. de C.V. (“Minera Mexico”), which we acquired in 2005. Minera Mexico engages primarily in the mining and processing of copper, molybdenum, zinc, silver, gold and lead. Minera Mexico operates through subsidiaries that are grouped into three separate units. Mexicana de Cobre, S.A. de C.V. (together with its subsidiaries) operates La Caridad, an open-pit copper mine, a copper ore concentrator, a SX-EW plant, a smelter, a refinery and a rod plant. The La Caridad refinery has a precious metals plant which produces refined silver and gold as well as other materials. Operadora de Minas e Instalaciones Mineras, S.A. de C.V. operates Buenavista, formerly named Cananea, an open-pit copper mine, which is located at the site of one of the world’s largest copper ore deposits, a copper concentrator and three SX-EW plants. Industrial Minera Mexico, S.A. de C.V. (together with its subsidiaries) operates five underground mines that produce zinc, lead, copper, silver and gold, a coal mine and a zinc refinery.

We utilize modern, state of the art mining and processing methods, including global positioning systems and computerized mining operations. Our operations have a high level of vertical integration that allows us to manage the entire production process, from the mining of the ore to the production of refined copper, copper rod and other products and most related transport and logistics functions, using our own facilities, employees and equipment.

The sales prices for our products are largely determined by market forces outside of our control. Our management, therefore, focuses on cost control and production enhancement to remain profitable. We endeavor to achieve these goals through capital spending programs, exploration efforts and cost reduction programs. Our focus is to remain profitable during periods of low copper prices and on maximizing results in periods of high copper prices.

Our principal executive offices are located at 1440 E. Missouri Avenue Suite 160, Phoenix, Arizona and our telephone number at that address is (602) 264-1375. Our website address is www.southerncoppercorp.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision.

RISK FACTORS

Investing in our securities involves risks. You should carefully read and consider the risks described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus and in any applicable prospectus supplement, before making a decision to invest in our securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” and “Documents Incorporated by Reference” on pages 15 and 16 of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “forecasts,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “may” and other words of similar meaning in connection with any discussion of future operating or financial matters. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Without limiting the generality of the foregoing, forward-looking statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include statements regarding expected commencement dates of mining or metal production operations, projected quantities of future metal production, anticipated production rates, operating efficiencies, costs and expenditures, including taxes, as well as projected demand or supply for the company’s products. Actual results could differ materially depending upon factors including the risks and uncertainties relating to general U.S. and international economic and political conditions, the cyclical and volatile prices of copper, other commodities and supplies, including fuel and electricity, availability of materials, insurance coverage, equipment, required permits or approvals and financing, the occurrence of unusual weather or operating conditions, lower than expected ore grades, water and geological problems, the failure of equipment or processes to operate in accordance with specifications, failure to obtain financial assurance to meet closure and remediation obligations, labor relations, litigation and environmental risks, political and economic risk associated with foreign operations as well as changes in applicable law and enhanced environmental, mining and tax regulation. Results of operations are directly affected by metals prices on commodity exchanges, which can be volatile. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. The risks and uncertainties that may affect our operations, performance and results and the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” commencing on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	8.4x	9.8x	15.8x	18.8x	15.4x

(1)	The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. For purposes of calculating such ratio: (a) earnings before income taxes and before adjustment for income or loss from equity investees, plus distributed income of equity investees, fixed charges and amortization of interest capitalized, less interest capitalized; and (b) fixed charges are defined as the sum of interest expense without the discount of capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness.

As of the date of this prospectus, we had no preferred stock outstanding.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;
•	sell securities short and redeliver such securities to close out our short positions;
•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or
•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned common stock or, in an event of default in the case of a pledge, sell the pledged common stock pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;

•	the use of proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters' compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

If dealers are used in the sale of securities, we will sell the securities to them as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement or pricing supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement or pricing supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the New York Stock Exchange and the Lima Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities on any securities exchange; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock and debt securities that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 884,596,086 shares have been issued and 804,100,892 were outstanding as of February 28, 2015.

The following is a description of our capital stock and certain provisions of our certificate of incorporation, by-laws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and by-laws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.

Voting Rights.   Each share of our common stock is entitled to one vote. Except with respect to the election and removal of directors and certain other limited circumstances, all matters relating to stockholder action will be decided by a majority of the votes cast in person or by proxy by the stockholders entitled to vote on any such matters. The presence in person or by proxy of stockholders holding of record in the aggregate a majority of the outstanding shares of our common stock constitute a quorum for purposes of voting.

Our certificate of incorporation provides the holders of our common stock with the right to elect a number of directors as fixed from time to time by resolution of a majority of our board of directors. In all elections of directors, each share of our common stock is entitled to one vote and directors will be elected by a plurality of the votes cast at any such election by the holders of our common stock who are entitled to vote.

Under our by-laws, holders of 10% of our common stock have the right to call special meetings of our stockholders.

Special Independent Directors and Our Special Nominating Committee.   Our certificate of incorporation requires that the board of directors include at all times a minimum number of “special independent directors” and provides for the creation of a Special Nominating Committee.

The Special Nominating Committee has the exclusive power and authority to nominate a number of persons to stand for election as special independent directors at annual stockholder meetings. A special independent director is any director who satisfies the independence requirements of the New York Stock Exchange and has been nominated to the board of directors by the Special Nominating Committee; or has been otherwise nominated pursuant to our certificate of incorporation.

The number of special independent directors nominated by the Special Nominating Committee is determined as follows. The Special Nominating Committee has the right to nominate a number of special independent directors that equals (a) the number of directors constituting our entire board of directors multiplied by (b) the percentage of our common stock owned by all holders of our common stock (other than Grupo México, S.A.B. de C.V. and its affiliates) as of the last day of the fiscal quarter immediately preceding the date on which the Special Nominating Committee acts, rounded up to the nearest whole number. At no time can the aggregate number of special independent directors, including both those nominated by the Special Nominating Committee and stockholder designees, be less than two or greater than six. A special independent director may only be removed from the board of directors for cause.

The Special Nominating Committee is authorized to fill any vacancies created by the removal, resignation, retirement or death of a special independent director, other than stockholder designees. The unanimous vote of all members of the Special Nominating Committee will be necessary for the adoption of any resolution or the taking of any action.

As of the date of this prospectus, we have three special independent directors who were nominated by the Special Nominating Committee, Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán. In addition, Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors.

Notwithstanding the foregoing, the power and authority of the Special Nominating Committee to nominate special independent directors is subject to the rights of our stockholders to make nominations in accordance with our by-laws. The provisions of our certificate of incorporation pertaining to the Special Nominating Committee may only be amended by the affirmative vote of a majority of the holders of our common stock, other than Grupo México, S.A.B. de C.V. and its affiliates.

Dividends.   Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution.   Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all of our assets available for distribution after the payment of all of our debts and other liabilities, subject to the preferential rights of holders of any outstanding capital stock ranking prior to the common stock as to the distribution of assets upon liquidation, dissolution or winding up.

Other Rights.   Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing.   Our common stock is listed on the New York Stock Exchange and the Lima Stock Exchange under the symbol “SCCO.”

Transfer Agent and Registrar.   The transfer agent and registrar for our common stock is Computershare. Its address is 480 Washington Boulevard, Jersey City, New Jersey 07310, Phone: (866) 230-0172.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws and Delaware law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Special Meetings Only Callable By Holders of 10% of our Common Stock. Our by-laws provide that special meetings of the stockholders may be called only by the chairman of the board, the president, the board pursuant to a resolution adopted by eight directors or the holders of 10% or more of our common stock.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders. Our certificate of incorporation and our by-laws provide that any vacancies on our board will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum. No vacancy will be filled by our stockholders.

Delaware law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law. Subject to certain exceptions, in general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our board of directors, and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any applicable prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under the Indenture (“Indenture”), dated April 16, 2010 entered into between us and Wells Fargo Bank, National Association. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the Indenture, any related securities documents and those made a part of the Indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the Indenture and indenture supplement and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

The aggregate principal amount of debt securities that may be issued under the Indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;
•	whether the debt securities will be senior, subordinated or junior subordinated;
•	whether the debt securities will be secured or unsecured;
•	any applicable subordination provisions for any subordinated debt securities;
•	applicable subordination provisions, if any;
•	whether the debt securities are convertible or exchangeable into other securities;
•	the percentage or percentages of principal amount at which such debt securities will be issued;
•	the interest rate(s) or the method for determining the interest rate(s);
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	the maturity date;
•	redemption or early repayment provisions;
•	authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;
•	the identity of the depositary for global securities;
•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;
•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;
•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;
•	the securities exchange(s) on which the securities will be listed, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	the extent to which a secondary market for the securities is expected to develop;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the Indenture;
•	provisions relating to the modification of the Indenture both with and without the consent of holders of debt securities issued under the Indenture; and
•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the Indenture with respect to such series debt securities).

General Information

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the Indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. Subject to the limitations provided in the Indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The Indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York will provide opinions regarding the authorization and validity of the securities under New York law. Skadden, Arps, Slate, Meagher & Flom LLP, New York may also provide opinions regarding certain other matters relating to New York law. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from Southern Copper Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports (which report on internal control over financial reporting expresses an adverse opinion on the effectiveness of Southern Copper Corporation’s internal control over financial reporting because of a material weakness), which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

See “Item 9A. Control and Procedures” beginning on page 141 of our annual report on Form 10-K for the fiscal year ended December 31, 2014, for a description of the material weakness identified and the remediation plan being implemented.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Southern Copper Corporation.

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any applicable prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any applicable prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 2, 2015;
•	Portion of the Definitive Proxy Statement on Schedule 14A filed on March 27, 2015, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and
•	Current Report on Form 8-K filed on March 30, 2015.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at our Investor Relations Department at: 1440 E. Missouri Avenue Suite 160, Phoenix, Arizona 85014, USA, telephone number: (602)264-1375. You may also obtain copies of this information by visiting our website at www.southerncoppercorp.com.

THE ISSUER

Southern Copper Corporation 1440 East Missouri Avenue, Suite 160 Phoenix, Arizona 85014 United States

THE UNDERWRITERS

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010-3629 United States	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 United States

Merrill Lynch, Pierce, Fenner & Smith	HSBC Securities (USA) Inc.
Incorporated	452 Fifth Avenue
One Bryant Park	New York, New York 10018
New York, New York 10036	United States
United States

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019
United States

TRUSTEE, REGISTRAR AND PAYING AGENT

Wells Fargo Bank, National Association 333 S. Grand Avenue, 5th Floor Suite 5A Los Angeles, California 90071 United States

LEGAL ADVISORS
To the Issuer as to U.S. Law	To the Underwriters as to U.S. Law

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 United States	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States

To the Issuer as to Mexican Law	To the Underwriters as to Mexican Law

Gonzalez Calvillo, S.C. Montes Urales 632 Col. Lomas de Chapultepec, 11000 Mexico City, Mexico	Ritch, Mueller, Heather y Nicolau, S.C. Blvd. Manuel Ávila Camacho 24, 20th floor Col. Lomas de Chapultepec, 11000 Mexico City, Mexico

To the Issuer as to Peruvian Law	To the Underwriters as to Peruvian Law

Rodrigo, Elías & Medrano Abogados Av. San Felipe 758 Jesús María, Lima 11 Peru	Estudio Echecopar Member of Baker & McKenzie International Av. De la Floresta 497, 5th floor San Borja, Lima 41 Peru
INDEPENDENT AUDITORS

Galáz, Yamazaki, Ruíz Urquiza, S.C. a member firm of Deloitte Touche Tohmatsu Limited Paseo de la Reforma 489, 6th floor Col. Cuauhtémoc, 06500 Mexico City, Mexico

IRISH LISTING AGENT

Arthur Cox Listing Services Limited Earlsfort Centre Earlsfort Terrace Dublin 2 Ireland

U.S.$500,000,000 3.875% Notes due 2025
U.S.$1,500,000,000 5.875% Notes due 2045

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

Credit Suisse	Morgan Stanley

Joint Bookrunners

BofA Merrill Lynch	HSBC	UBS Investment Bank

April 20, 2015